UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2025

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35985	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue
Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CDW	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

Senior Unsecured Credit Facility

On December 17, 2025 (the “Effective Date”), CDW LLC, an Illinois limited liability company (“CDW”), entered into a new five-year $2,884.5 million senior unsecured credit facility (the “Senior Credit Facility”), consisting of (a) a term loan facility in the amount of $634.5 million, fully funded on the Effective Date, and (b) a revolving loan facility in the amount of $2,250.0 million, with a letter of credit subfacility of $175,000,000 and a swingline subfacility of $100,000,000 thereunder .

The terms of the Senior Credit Facility are set forth in the Credit Agreement, dated as of December 17, 2025, by and among CDW, CDW Finance Holdings Limited, a private limited company incorporated under the laws of England and Wales with company number 05872067 (the “UK Borrower”), the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Commercial Distribution Finance, LLC (“Wells Fargo CDF”), as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-syndication agents, and co-documentation agents party thereto (the “New Loan Agreement”). The New Loan Agreement (a) consolidates, refinances, and replaces CDW’s (i) existing senior unsecured term loan agreement, dated as of December 1, 2021, by and among CDW, the guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, modified, or supplemented from time to time, the “Prior Term Loan Agreement”) and (ii) existing senior unsecured revolving credit agreement, dated as of December 1, 2021, by and among CDW, the UK Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo CDF, as funding agent (as amended, restated, amended and restated, modified, or supplemented from time to time the “Prior Revolving Loan Agreement” and together with the Prior Term Loan Agreement, the “Prior Loan Agreements”) and (b) makes other market updates and changes. The proceeds of the Senior Credit Facility are to be used for working capital and other general corporate purposes of CDW Corporation (the “Company”), CDW, and their subsidiaries, including, without limitation, refinancing of indebtedness under the Prior Loan Agreements and the payment of fees and expenses incurred in connection therewith.

The New Loan Agreement provides for a revolving loan facility available to CDW and the UK Borrower in U.S. Dollars, Euros, Sterling, and Canadian Dollars. Borrowings (as defined in the New Loan Agreement) by the UK Borrower are subject to a sublimit of $350.0 million, which amount may be increased by up to $100.0 million in connection with the incurrence of incremental commitments (as defined in the New Loan Agreement). The New Loan Agreement (and commitments thereunder) terminates on the fifth anniversary of the Effective Date; provided, the revolving loan facility shall be subject to up to two 1-year extensions in accordance with customary terms and conditions provided in the New Loan Agreement. The term loan facility requires no scheduled principal payments or amortization, other than payment in full at maturity.

The New Loan Agreement also provides CDW with the right, subject to customary conditions, to request one or more increases in the term loan facility and revolving loan facility or the establishment of one or more new tranches of term loan facilities and revolving loan facilities, in an aggregate principal amount not to exceed $1.0 billion (with a sublimit of up to $100 million related to incremental increases or new incremental tranches attributable to the UK Borrower sublimit).

Borrowings under the Senior Credit Facility bear interest, at CDW’s option, (a) in the case of borrowings denominated in U.S. Dollars, at a rate per annum equal to either (i) an alternate base rate plus an initial margin of 0.125% or (ii) a SOFR-based rate (with a “SOFR floor” of 0.00%) plus an initial margin of

1.125% and (b) in the case of borrowings denominated in Euro, Sterling, or Canadian Dollars, the Senior Credit Facility provides for term or daily simple benchmark rates (including EURIBOR, SONIA, and Term CORRA, as applicable) plus an applicable margin (and solely with respect to Canadian Dollar Borrowings in Term CORRA, an additional credit spread adjustment of 0.29547% for a one-month interest period or 0.32138% for a three-month interest period). The applicable margin for Borrowings and the accrued commitment fee from undrawn amounts under the revolving facility are each determined by reference to CDW’s senior unsecured credit ratings which, as of the Effective Date, range from 0.00% to 0.75% for alternate base rate Borrowings, 1.00% to 1.75% for term or daily simple benchmark rate Borrowings, and 0.125% to 0.25% for commitment fees. Letters of credit and floorplan usage bear customary fees as set forth in the New Loan Agreement.

The New Loan Agreement contains a maximum leverage ratio covenant set at 4.00:1.00; provided that to the extent that CDW has maintained a total net leverage less than or equal to 4.00:1.00 for two consecutive quarters prior to a qualified acquisition (as defined in the New Loan Agreement), following the consummation of such a qualified acquisition, CDW may elect to increase the total net leverage ratio to 4.50:1:00 for the next 4 consecutive fiscal quarters (including the quarter in which such qualified acquisition was consummated).

The New Loan Agreement contains customary representations and warranties (which include customary use of materiality, material adverse effect, and knowledge qualifiers), affirmative and negative covenants, and events of default for facilities of this type, including, among others, (a) limitations on liens, (b) certain indebtedness of non-guarantor subsidiaries, (c) sale/leaseback transactions, and (d) fundamental changes, as well as customary reporting and notice obligations. The obligations under the New Loan Agreement may be declared due and payable upon the occurrence and during the continuance of customary events of default. The obligations under the New Loan Agreement are only required to be guaranteed by the Company (and CDW in respect of the UK Borrower’s obligations); provided, CDW may at any time from and after the Effective Date, in its sole discretion, join any of it subsidiaries as guarantors, subject to customary joinder conditions.

The foregoing summaries of the Prior Loan Agreements, the Senior Credit Facility, and the New Loan Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the New Loan Agreement. The New Loan Agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02   Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the termination of the Prior Loan Agreements is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K with is incorporated herein by reference.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2025, the Company entered into Compensation Protection Agreements with Christine A. Leahy, Albert J. Miralles, Frederick J. Kulevich, and Katherine E. Sanderson (each, a “Named Executive

Officer”), effective as of January 1, 2026, which replaced and are substantially similar to the Compensation Protection Agreements previously in effect, which were scheduled to expire on January 1, 2026. Under each Compensation Protection Agreement, the Named Executive Officer is entitled to severance benefits upon a qualifying termination of employment with the Company and its subsidiaries, subject to the Named Executive Officer’s compliance with certain restrictive covenants, including covenants relating to non-competition.

Such Compensation Protection Agreements were replaced to extend the expiration date of each such agreement by three years — from January 1, 2026 to January 1, 2029 — and to make certain other administrative changes. In addition, the Compensation Protection Agreements have been updated to modify the definition of annual bonus used in the severance calculation as well as the pro-rated bonus for the year of termination from the Named Executive Officer’s annual bonus based on actual performance for the applicable year to the target annual bonus established for the applicable Named Executive Officer.

The foregoing is only a summary of the modified terms of the Compensation Protection Agreements and does not purport to be complete, and is qualified in its entirety by reference to the form of Compensation Protection Agreement filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 17, 2025, by and among CDW, CDW Finance Holdings Limited, the guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Commercial Distribution Finance, LLC, as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-syndication agents, and co-documentation agents party thereto. *

10.2	Form of Compensation Protection Agreement (effective on and after January 1, 2026)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* All exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. CDW Corporation will furnish the omitted exhibits and schedules to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date:	December 23, 2025	By:	/s/ Albert J. Miralles
Albert J. Miralles
Chief Financial Officer and Executive Vice President, Enterprise Business Operations